Independent Accountants' Report

The Board of Directors
Wachovia Bank, National Association:
We have examined management's assertion, included in the accompanying Management
Assertion, that the Retail Credit Operations Division of Wachovia Bank, National Association,
(the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers
Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers
(USAP) relating to its servicing of prime equity lines (home equity lines of credit), pursuant to the respective Sales and Servicing Agreements for the Summitt Prime Equity Lines Trust 2002
and the Wachovia Asset Securitization Inc. (WASI) Trust 2002 HE-1, 2002 HE-2, 2003 HE-1,
2003 HE-2, 2003 HE-3, 2004 HE-1, 2004 HEMM-1, 2004 HEMM-2, 2005 HEMM-1, 2007 HE-
1, and 2007 HE-2 (collectively the Trusts), except for minimum servicing standards I.2, I.4, III.3,
III.4, III.6, V.3, and V.4, which management has interpreted to be inapplicable to the servicing of the Trusts, as of and for the year ended December 31, 2008. Management is responsible for the
Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.
In our opinion, management's assertion that the Bank complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2008 is fairly stated, in all material respects.
/s/ KPMG
March 31, 2009
KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.
Exhibit 99.1